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                     May 19, 2023

       William E. Fuller
       President and Chief Executive Officer
       U.S. Xpress Enterprises, Inc.
       4080 Jenkins Road
       Chattanooga, Tennessee 37421

                                                        Re: U.S. Xpress
Enterprises, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 20,
2023
                                                            File No. 001-38528

       Dear William E. Fuller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Erik Belenky